STATE OF DELAWARE
    SECRETARY OF STATE
  DIVISION OF CORPORATIONS
DELIVERED 04:49 PM 09/16/2004
 FILED 04:49 PM 09/16/2004
SRV 040672089 - 3717591 FILE


                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                               HEMOBIOTECH, INC.

                            Pursuant to Section 242
            of the General Corporation Law of the State of Delaware

     FIRST:   The  name  of  the   corporation   is   Hemobiotech,   Inc.   (the
"Corporation").

     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware of October 30, 2003 under the name "Hemobiotech, Inc."

     THIRD: The Corporation has been authorized to effect a 1-to-.543056 reverse stock split (the "Reverse Stock Split") of its outstanding shares of capital stock and has been further authorized to reclassify its blank check preferred stock, $.001 par value per share, as Common Stock, $.001 par value per share (the "Reclassification").

     FOURTH: The Corporation has been authorized to increase (the "Increase") the number of authorized shares of its Common Stock (after giving effect to the Reverse Stock Split and Reclassification) from 25,000,000 shares, par value $.001 per share, to 55,000,000 shares, par value $.001 per share.

     FIFTH: The Reverse Stock Split, the Increase and the Reclassification were duly approved by a resolution of the Board of Directors of the Corporation and by the written consent of at least a majority-in-interest of the stockholders of the Corporation in accordance with the applicable provisions of Sections 141 and 228 of the Delaware General Corporation Law, respectively.

     SIXTH: The current number of authorized shares and the par value, if any, of each class and series, if any, of the shares of the Corporation before the Reverse Stock Split, Increase and Reclassification herein certified are:

          (a)  20,000,000 shares of Common Stock, $.001 par value; and

          (b)  5,000,000 shares of blank check preferred stock, $.001 par value.

     SEVENTH: The number of authorized shares and the par value, if any, of each class and series, if any, of the shares of the corporation after the Reverse Stock Split, Increase and Reclassification herein certified shall be:

          (a)  55,000,000 shares of Common Stock, $.001 par value; and

          (b)  Zero shares of blank check preferred stock, $.001 par value.

     EIGHTH: The number of shares of each affected class and series, if any, to be issued immediately after the Reverse Stock Split for each issued share of the same class or series is:

               I. Approximately 8,946,470 shares of Common Stock, $.001 par value, to be issued following the Reverse Stock Split in exchange for 16,474,303 shares of Common Stock, $.001 par value and options to purchase approximately 1,053,529 shares of Common Stock, $.001 par value shall be issued following the Reverse Stock Split in exchange for options to purchase 1,940,000 shares of Common Stock, $.001 par value.

               II. Zero shares of blank check preferred stock, $.001 par value, to be authorized or issued following the Reverse Stock Split.

     NINTH: The shares of the Corporation's Common Stock issued pursuant to the Reverse Stock Split will be rounded up to the nearest whole number of shares.

     TENTH: There is no provision in the Certificate of Incorporation of the Corporation prohibiting the Reverse Stock Split, Increase of Reclassification.

     ELEVENTH: The Reverse Stock Split, Increase and Reclassification herein certified will be effective after the date of the filing hereof.

     TWELFTH: The Corporation has been authorized to provide that, subject to any written agreement to the contrary, the holders of a majority of the outstanding shares of Common Stock, par value $.001 per share, voting for the election of directors shall be entitled to elect all directors if they choose to do so, and that in such event the holders of the remaining shares will not be entitled to elect a single director.

     IN WITNESS WHEREOF, the undersigned, being thereunto duly authorized, have signed this Certificate of Amendment as of this 12th day of August, 2004.


Executed on August 12th, 2004



                                              /s/ Arthur Bollon
                                              -------------------------
                                              Name: Arthur Bollon
                                              Title: President